Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and consolidated financial statement schedule of REX American Resources Corporation and subsidiaries (which reports express an unqualified opinion and the report on the financial statements refers to the report of other auditors) and the effectiveness of internal control over financial reporting dated March 31, 2015, appearing in the Annual Report on Form 10-K of REX American Resources for the year ended January 31, 2015.

/s/ Deloitte & Touche LLP

Cincinnati, OH

July 1, 2015